Exhibit 10.9

THE MIDDLEFIELD BANKING COMPANY

EXECUTIVE RETENTION INCENTIVE AGREEMENT

This Executive Retention Incentive Agreement (the “Agreement”) is hereby entered into effective January 1, 2022 (the “Effective Date”) by and between The Middlefield Banking Company, an Ohio-chartered bank (the “Bank”), and Michael L. Allen (the “Executive”).

WHEREAS, the Executive is a valued employee of the Bank and is expected to provide highly valued services to the Bank during the term of this Agreement;

WHEREAS, the Bank desires the Executive to remain a valuable employee and continue to provide exceptional services to the Bank during the term of this Agreement;

WHEREAS, in order to incentivize the Executive to continue with the Bank, the Bank desires to enter into this Agreement with the Executive to provide certain benefits at the end of the term of this Agreement;

NOW THEREFORE, the Bank and the Executive, in exchange for the mutual promises and covenants and other consideration herein, hereby agree as follows:

1.    Term of Agreement. The term of this Agreement shall be the eighteen-month period beginning on the Effective Date and expiring on the eighteen-month anniversary of the Effective Date (the “Term”). At the end of the Term, this Agreement will terminate.

2.    Retention Incentive Bonus. If the Executive faithfully performs the duties he has been assigned by the Bank and remains an employee in good standing during the Term, the Bank will pay to the Executive a cash retention incentive bonus equal to twenty-five percent (25%) of the Executive’s then current annual Base Salary (the “Bonus”). For this purpose, Base Salary is the annual salary paid to the Executive for services rendered and does not include benefits, bonus, or other incentive compensation. The Bank shall pay the Bonus in a single lump sum on the eighteen-month anniversary of the Effective Date.

3.    Effect of Termination. This Bonus may fully vest or be forfeited if Executive’s employment terminates prior to the Payment Date, depending on the reason for termination as provided below:

a.    Death or Disability. If the Executive’s employment is terminated by reason of his death or disability, the Bank shall pay a pro rata Bonus within fourteen days of such employment termination. The pro rata Bonus is determined by the number of days between the Effective Date and the date of employment termination resulting from the Executive’s death or disability. The determination of whether Executive’s employment is terminated due to disability shall be made by the Bank and shall be construed consistent with the meaning of the term, “disability,” under Section 409A of the Internal Revenue Code.

b.    Termination by the Bank without Cause or by Executive for Good Reason. If the Bank terminates Executive’s employment without Cause or Executive terminates Executive’s employment with the Bank for Good Reason, as the terms “Cause” or “Good Reason” are defined in the Change in Control Agreement, dated August 19, 2019, between Middlefield Banc Corp. and the Executive (the “Change in Control Agreement”), the Bonus will fully vest and the Bonus amount will be paid to Executive within fourteen days of the date of termination.

c.    Termination by the Bank for Cause. If the Bank terminates Executive’s employment for Cause, as the terms “Cause” is defined in the Change in Control Agreement, Executive will forfeit the Bonus.

4.    Non-Transferability. This Agreement may not be transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution.

5.    No Right to Continued Service or to Bonus. The granting of this Bonus shall impose no obligation on the Bank or any affiliate of the Bank to continue the employment of Executive or interfere with or limit the right of the Bank or any affiliate to terminate the employment of the Executive at any time, with or without Cause, which right is expressly reserved.

6.    Tax Withholding. The Bank or an affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to a Bonus.

7.    Disputes. All claims by the Executive for payment under this Agreement shall be directed to and determined by the Board of Directors of the Bank and shall be in writing. Any denial by the Board of Directors of a claim for payment under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of the Agreement relied upon. The Board of Directors shall afford a reasonable opportunity for the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The prevailing party in any action or proceeding between the Bank and Executive, whether by suit, arbitration, or otherwise, as to the rights or obligations under this Agreement shall be entitled to all costs incurred in connection therewith, including reasonable attorneys’ fees and expert fees.

8.    Governing Law. The Bonus Agreement shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio.

9.    Signature in Counterparts. This Bonus Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

EXECUTIVE	THE MIDDLEFIELD BANKING COMPANY.

/s/ Michael L. Allen	By:	/s/ Thomas G. Caldwell

	Its:	President and CEO

Date:	Date: